Exhibit 99.1

Tenet Raises Outlook for 2010 Adjusted EBITDA by $50 Million

DALLAS – June 14, 2010 – Tenet Healthcare Corporation (NYSE: THC) today raised its Outlook for 2010 Adjusted EBITDA by $50 million to a new range of $1.035 billion to $1.100 billion. The Company’s prior Outlook range was $985 million to $1.050 billion. The corresponding revised Outlook range for net income attributable to Tenet shareholders is $135 million to $204 million and the revised Outlook range for diluted earnings per share is $0.27 to $0.40 per share.

“Continuing improvements in cost efficiencies are driving an improving earnings picture,” said Trevor Fetter, president and chief executive officer. “While volumes remain soft, the trends are showing improvement. Should we experience a resumption of volume growth, we would expect even stronger financial results.”

The Outlook for 2010 controllable operating expense was lowered by $50 million reflecting the effect of enhanced labor cost management, reduced clinical information technology expense, and improving malpractice expense. The impact on 2010 Outlook Adjusted EBITDA from incremental healthcare information technology expense is now assumed to be $25 million, down from $40 million in the prior Outlook.

Through June 9, 2010, the trend for total admissions improved by 80 basis points, to a decline of 1.2 percent as compared to the first quarter 2010 decline of 2.0 percent. Paying admissions and commercial managed care admissions trends also strengthened in this time period showing improvements of 80 and 120 basis points, respectively. These improvements are relative to the respective declines of 2.2 percent and 7.2 percent recorded in the first quarter of 2010. Paying admissions and commercial managed care admissions declined by 1.4 percent and 6.0 percent in the first 70 days of the second quarter. For conservatism, the middle of our revised Outlook range assumes the recent trend in commercial admissions continues for the balance of the year.

As previously announced, Tenet management is scheduled to discuss its 2010 Outlook revision as well as strategies for margin expansion at the Goldman Sachs Healthcare Conference tomorrow, June 15, 2010 at 8:35 a.m. PDT. Tenet’s remarks will be available live by webcast and may be accessed through the investor relations section of Tenet’s Web site www.tenethealth.com.

This press release includes certain non-GAAP measures such as Adjusted EBITDA and Adjusted Free Cash Flow. A reconciliation of these financial measures and the most directly comparable GAAP measure is included in the financial tables at the end of this release.

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

Media:	Investors:
Rick Black (469) 893-2647	Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

# # #

Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

2010 Outlook	Prior Outlook	Revision	Revised Outlook
Admissions – growth (%)	(1.5) –(0.5)	–	(1.5) –(0.5)
Outpatient visits – growth (%)	1.0 – 2.0	–	1.0 – 2.0
Inpatient revenue per admission – growth (%)	3.0 – 4.0	–	3.0 – 4.0
Outpatient revenue per visit – growth (%)	4.0 – 5.0	(1.0)	3.0 – 4.0
Net operating revenues – growth (%)	3.5 – 5.0	–	3.5 – 5.0
Net operating revenues ($mm)	9,300 –9,500	–	9,300 –9,500
Controllable operating expenses – growth (%)	3.0 – 5.0	(0.5)	2.5 – 4.5
Controllable operating expenses ($mm)	7,550 –7,700	(50)	7,500 – 7,650
Bad debt ratio (%)	7.8 – 8.8	–	7.8 – 8.8
Bad debt expense ($mm)	730 - 840	–	730 – 840
Adjusted EBITDA (1) ($mm)	985 – 1,050	50	1,035 – 1,100
Depreciation and amortization ($mm)	385 – 420	–	385 – 420
Interest expense, net ($mm)	435 – 415	–	435 – 415
Income from continuing operations before income taxes (1) ($mm)	165 – 215	50	215 – 265
Income from continuing operations (1)(3)	150 – 195	50	200 – 245
Income from continuing operations (1) (normalized at 40% tax rate)	100 – 130	30	130 – 160
Preferred stock dividends ($mm)	24	–	24
Net income attributable to noncontrolling interests ($mm)	6 – 12	–	6 – 12
Net income attributable to common shareholders ($mm) (3)	120 – 159	50	170 – 209
Net income attributable to common shareholders (normalized at 40% tax rate) (1)	70 – 94	30	100 – 124
E.P.S. (1) (2) (3) ($)	0.24 – 0.32	0.10 –0.09	0.34 – 0.41
E.P.S. (1) (2) (normalized at 40% tax rate) ($)	0.14 – 0.19	0.06	0.20 – 0.25
Adjusted net cash provided by operating activities – Cont. Ops ($mm)	580 – 650	50	630 – 700
Capital expenditures – continuing operations ($mm)	475 – 525	–	475 – 525
Adjusted Free Cash Flow ($mm)	105 – 125	50	155 – 175

(1)	Excludes discontinued operations and litigation and investigation costs.
(2)	Share count is impacted by GAAP conventions for E.P.S. dilution and share price. Based on this revised Outlook range, the Company’s mandatory convertible preferred stock issue will be dilutive for reported (GAAP) E.P.S. at the high end of the Outlook range and will not be dilutive for the full year reporting period for normalized E.P.S. at both ends of the Outlook range (see Tables 2 and 3).
(3)	Includes impact of valuation allowance for deferred tax assets and other tax adjustments.

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income attributable to Tenet Healthcare Corporation common shareholders before (1) cumulative effect of changes in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax (expense) benefit, (6) net gain (loss) on sales of investments, (7) investment earnings (loss), (8) gain (loss) from early extinguishment of debt, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, and (13) depreciation and amortization. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of Outlook net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Outlook Adjusted EBITDA, is set forth in the first table below.

(2) Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash provided by (used in) operating activities less income tax refunds (payments), payments against reserves for restructuring charges and litigation costs, operating cash flows from discontinued operations, excluding income taxes, capital expenditures in continuing operations, and new hospital construction expenditures. The Company believes the use of Adjusted Free Cash Flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of Outlook net cash provided by (used in) operating activities, the most comparable GAAP term, to Outlook Adjusted Free Cash Flow is set forth in the fourth table below.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table # 1 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for the Year Ending December 31, 2010

(Unaudited)

(Dollars in millions)	Low	High

Net income attributable to Tenet Healthcare Corporation common shareholders	$135	$204
Less:
Net income attributable to noncontrolling interests	(6)	(12)
Preferred stock dividends	(24)	(24)
Loss from discontinued operations, net of tax	(20)	(5)

Income from continuing operations	185	245
Income tax expense	(15)	(20)

Income from continuing operations, before income taxes	200	265
Interest expense, net	(435)	(415)

Operating income	635	680
Litigation and investigation costs	(15)	—
Depreciation and amortization	(385)	(420)

Adjusted EBITDA	$1,035	$1,100

Net operating revenues	$9,300	$9,500
Adjusted EBITDA as a % of net operating revenues (Adjusted EBITDA margin)	11.1%	11.6%

Additional Supplemental Non-GAAP Disclosures

Table # 2 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Normalized Net Income Attributable to Tenet Healthcare Corporation

Common Shareholders for the Year Ending December 31, 2010

(Unaudited)

(Dollars in millions except per share amounts)	Low	High

Adjusted EBITDA (from Table # 1, above)	$1,035	$1,100

Depreciation and amortization	(385)	(420)
Interest expense, net	(435)	(415)

Normalized income from continuing operations before income taxes	215	265
Normalized income tax expense (a)	(85)	(105)

Normalized income from continuing operations	130	160
Preferred stock dividends	(24)	(24)
Net income attributable to noncontrolling interests	(6)	(12)

Normalized net income attributable to Tenet Healthcare Corporation common shareholders (a)	$100	$124

Weighted average shares outstanding (in millions)	504	504

Normalized earnings per share – continuing operations (a)	$0.20	$0.25

(a)	Uses normalized tax rate of 40.0 percent.

Additional Supplemental Non-GAAP Disclosures

Table # 3 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation

Common Shareholders for Year Ending December 31, 2010

(Unaudited)

(Dollars in millions except per share amounts)	Low	High

Adjusted EBITDA (from Table #1, above)	$1,035	$1,100

Depreciation and amortization	(385)	(420)
Interest expense, net	(435)	(415)

Income from continuing operations before income taxes	215	265
Income tax expense	(15)	(20)

Income from continuing operations	200	245
Preferred stock dividends	(24)	(24)
Net income attributable to noncontrolling interests	(6)	(12)

Net income attributable to Tenet Healthcare Corporation common shareholders (a)	$170	$209

Weighted average shares outstanding (in millions)	504	563

Earnings per share – continuing operations(a)	$0.34	$0.41 (b)

( a )	Excludes discontinued operations and litigation and investigation costs
(b)	Adds back Preferred Stock Dividends

Additional Supplemental Non-GAAP Disclosures

Table # 4 Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2010

(Unaudited)

(Dollars in millions)	Low	High
Net cash provided by operating activities	$477	$592
Less:
Income tax payments, net	(25)	(10)
Payments against reserves for restructuring charges and litigation costs	(78)	(78)
Net cash used in operating activities from discontinued operations, excluding income taxes	(50)	(20)

Adjusted net cash provided by operating activities – continuing operations	630	700
Purchases of property and equipment – continuing operations	(440)	(480)
Construction of new and replacement hospitals	(35)	(45)

Adjusted Free Cash Flow – continuing operations	$155	$175